Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549


August 15, 2001

Dear Sir:

We have read Item 4 included in the Form 8-K dated August 16, 2001 of Maxxis, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.



Very truly yours,


/s/  ARTHUR ANDERSEN LLP


cc:  Mr. Ivey J. Stokes, Chief Executive Office and
     Chairman of the Board of Directors